EXHIBIT 10.12

                            EMPLOYEMENT AGREEMENT


The following offer letter (the "Agreement") was dated and accepted on April 16, 2003 by Technology Research Corporation ("TRC") and Jerry T. Kendall, respectively:

Technology Research Corporation is pleased to offer you the position of President and Chief Operating Officer reporting directly to me. Your annual salary will be $200,000 per year paid semi-monthly. In addition, you will receive an incentive stock option of 80,000 shares at the closing stock price on the day you report to work. The Board will recommend, in its Proxy statement for the next shareholder meeting in August 2003, that you be elected to serve on the Company's Board of Directors.

Reporting directly to you will be the Vice President of Finance - Chief Financial Officer, the Vice President of Engineering, the Vice President of U.S. Commercial Sales and Marketing, the Director of Clearwater Commercial Manufacturing Operations, the Vice President of International Operations and Special Programs and the President and General Manager of TRC Honduras.

In addition to your salary, you will be offered an incentive sales compensation plan. For FY04, you will receive 2% of the commercial revenues and royalties in excess of $11.1 million provided those revenues and royalties exceed $11.6 million. The Board of Directors has authorized a one-time bonus of $ 15,000 for the completion and Board acceptance of a documented multi-year Strategic Plan for TRC, to be completed no later than December 31, 2003.

This employment offer is contingent upon a negative drug test and successful completion of a background check.

TRC benefits include group health insurance, group life insurance, short and long term disability coverage, tuition assistance, and a 401K plan. Eligibility to receive benefits commences on the 91st day of employment; however, participation in the 401K savings plan may commence on January 1st or July 1s1 after completing six months of employment.

Your salary is guaranteed for the first twelve months from your start date, except in the event of termination for cause, or your resignation. After the first twelve months, your termination severance, for other than cause or resignation, would be six months salary. However, benefits terminate at midnight on your last day of employment. Should TRC be acquired by another company, it is TRC's intention to accelerate the vesting period for all of its stock option plans to the date of acquisition. Please sign and date in the space provided, acknowledging and accepting this offer.

TRC's future is yet to be realized and revolves to a large degree around the Fire Shields product lines. I believe your experience will be of great value to the Company and I personally look forward to working with you to move TRC to the next level.

TECHNOLOGY RESEARCH CORPORATION

By:  /s/ Robert S. Wiggins
         -----------------
Name:  Robert S. Wiggins
Its: Chairman of the Board and Chief Executive

EXECUTIVE

/s/ Jerry T. Kendall
    ----------------
    Jerry T. Kendall